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As filed with the Securities and Exchange Commission on May 16, 2003

Registration No. 333-81694

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON FORM S-3
TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	4899 (Primary Standard Industrial Classification Code Number)	95-2588754 (I.R.S. Employer Identification No.)

3033 Science Park Road
San Diego, California 92121-1199
(858) 552-9500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nicholas J. Costanza, Esq. General Counsel The Titan Corporation 3033 Science Park Road San Diego, California 92121-1199 (858) 552-9500 (Name, address and telephone number of Agent for Service)	Copy to: James E. Showen, Esq. John B. Beckman, Esq. Hogan & Hartson L.L.P. Columbia Square 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on the form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The Titan Corporation (the "Registrant") filed a Registration Statement on Form S-4 (File Number 333-81694) with the Securities and Exchange Commission (the "Commission") on January 30, 2002, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on February 12, 2002, pursuant to which it registered the offer and sale of shares of common stock, par value $0.01 per share, of the Registrant (the "Common Stock") in connection with its proposed acquisition by merger of GlobalNet, Inc., a Nevada corporation. The closing of the GlobalNet acquisition occurred on March 21, 2002. Pursuant to this Post-Effective Amendment on Form S-3, the Registrant registers on such form 67,827 previously registered shares of Common Stock for issuance upon exercise of warrants issued in exchange for warrants to purchase shares of GlobalNet common stock outstanding prior to the closing of the acquisition.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated May 16, 2003
67,827 Shares

The Titan Corporation

Common Stock

        This prospectus relates to up to 67,827 shares of our common stock that we may issue from time to time in connection with the exercise of warrants issued in connection with our acquisition by merger of GlobalNet, Inc. In connection with the merger, each warrant to purchase shares of GlobalNet common stock outstanding before the closing of the merger was exchanged for a warrant to purchase shares of our common stock.

        The warrants are exercisable for shares of our common stock at exercise prices ranging from $19.98 per share to $31.14 per share. The weighted average exercise price for the warrants is approximately $25.30 per share. The warrants provide for appropriate anti-dilutive adjustments in the exercise price and in the number of shares of common stock issuable upon exercise. Any additional shares of common stock issued pursuant to such adjustments will also be covered by this prospectus.

        Our common stock is traded on the New York Stock Exchange under the symbol "TTN." On May 15, 2003 the last reported sale price of our common stock was $8.20.

        Investing in our common stock involves risks. Holders of warrants should read carefully the risk factors described in our annual report on Form 10-K for the year ended December 31, 2002, and in our future SEC filings that are incorporated by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May     , 2003

        You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the document. We are not making an offer of the securities in any state in which the offer is not permitted.

ABOUT THIS PROSPECTUS

        This prospectus forms a part of a post-effective amendment to a registration statement on Form S-4 (No. 333-81694) that we originally filed with the Securities and Exchange Commission on January 30, 2002. Please read this prospectus carefully along with the information contained in the documents referred to under the heading "Incorporation of Certain Documents by Reference."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference the following documents that we have filed with the SEC:

  (1)
  our Annual Report on Form 10-K for the year ended December 31, 2002, which was filed on March 31, 2003, including information incorporated by reference in the Form 10-K from our definitive proxy statement for our annual meeting of stockholders, which was filed on April 15, 2003;

  (2)
  Our Quarterly Report on Form 10-Q for the three months ended March 31, 2003, which was filed on May 15, 2003;

  (3)
  Our Current Report on Form 8-K, which was filed on April 30, 2003;

  (4)
  our Current Report on Form 8-K, which was filed on March 26, 2002, as amended by our Form 8-K/A, which was filed on April 4, 2002;

  (5)
  the description of our common stock contained in our Registration Statement on Form 8-B, filed June 16, 1969 under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description; and

  (6)
  the description of our common stock contained in our Registration Statement on Form 8-A12B, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock to which this prospectus relates, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: The Titan Corporation, Investor Relations, 3033 Science Park Road, San Diego, California 92121-1199, Attn: Laura Catalino, Vice President, Investor Relations, telephone: (858) 552-9500.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully.

        In this prospectus:

      "Titan," "we," "us" and "our" refer to The Titan Corporation and our subsidiaries.

      "Warrants" refer to the warrants issued in connection with the GlobalNet merger.

        Our principal executive officers are located at 3033 Science Park Road, San Diego, California 92121-1199, and our telephone number is (858) 552-9500. Our Web site can be found at www.titan.com. Information contained on our Web site is not intended to be a prospectus and is not incorporated into this prospectus.

The Offering

Shares of common stock offered hereby	Up to 67,827 shares of our common stock which are issuable upon exercise of the Warrants
Shares of common stock outstanding as of March 31, 2003	79,152,067 shares of common stock
Trading symbol for our common stock	Our common stock is traded on the New York Stock Exchange under the trading symbol "TTN."

USE OF PROCEEDS

        We intend to use the net proceeds which may be received from time to time from the sale of the common stock pursuant to the exercise of Warrants for general corporate purposes and working capital. Pending application of the net proceeds for specific purposes, we may invest the proceeds in short-term or marketable securities.

PLAN OF DISTRIBUTION

        We are registering shares of common stock underlying the Warrants. We will distribute such shares if and when the holders of the Warrants exercise their respective Warrants. The Warrants were issued with exercise prices ranging from $19.98 per share to $31.14 per share. The Warrants are immediately exercisable until the various expiration dates described below. The following table shows, for each Warrant, the number of shares of our common stock for which the Warrant is exercisable, the exercise price and the expiration date.

Number of Shares of Common Stock Underlying Warrants as of the Date of this Prospectus	Exercise Price	Expiration Date
2,504	$31.14	2/1/2004
385	31.14	2/1/2004
33,792	26.63	4/9/2006
11,109	23.10	4/1/2004
1,734	23.10	4/1/2004
385	19.98	12/28/2005
1,156	19.98	12/28/2005
385	19.98	12/28/2005
7,706	25.95	3/15/2006
578	22.06	11/27/2006
8,091	22.06	11/27/2006

        The weighted average exercise price for the Warrants is $25.30 per share. All costs, expenses and fees in connection with the registration of the shares underlying the Warrants will be borne by us. This offering will terminate on the earlier of (a) the date on which all of the shares covered by this prospectus have been sold in connection with the exercise of all of the Warrants in full or (b) 5:00 p.m. EST on the latest expiration date of any remaining Warrant that has not been exercised in full.

LEGAL MATTERS

        Hogan & Hartson L.L.P., Washington, D.C., will pass on the validity of the issuance of the shares of common stock being offered hereby.

EXPERTS

        The consolidated financial statements and schedule of The Titan Corporation as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 financial statements refers to a change in the method of accounting for goodwill.

        The consolidated financial statements of Jaycor, Inc. as of January 31, 2002 and 2001 and for each of the years in the two-year period ended January 31, 2002, appearing in The Titan Corporation's Current Report on Form 8-K filed on March 26, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

Exhibit No.		Exhibit
2.1	*	Agreement and Plan of Merger, dated as of January 6, 2002, by and among The Titan Corporation, T T III Acquisition Corp. and GlobalNet, Inc., as amended on January 29, 2002.
4.1
Rights Agreement, dated as of August 21, 1995, between The Titan Corporation and American Stock Transfer and Trust Company, which was Exhibit 1 to The Titan Corporation's Form 8-A12B/A filed August 25, 1995, is incorporated herein by this reference.
4.2
Letter Agreement, dated February 4, 1998, between The Titan Corporation and DBA Systems, Inc. regarding certain registration rights granted in connection with the acquisition of DBA, which was Exhibit 10.38 to The Titan Corporation's Registration Statement on Form S-4 (no. 333-45719), is incorporated herein by this reference.
5.1	*	Opinion of Hogan & Hartson L.L.P., counsel to the Registrant, regarding the validity of the common stock registered hereby.
23.1		Consent of KPMG LLP, independent auditors.
23.2		Consent of Ernst & Young LLP, independent auditors.
23.3	*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1	*	Power of Attorney.

        * Previously filed.

ITEM 17. UNDERTAKINGS.

(a)
The Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 16th day of May, 2003.

THE TITAN CORPORATION
By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President, Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons as of May 16, 2003 in the capacities indicated.

Signature	Title

* Gene W. Ray	Chief Executive Officer and Chairman of the Board
* Mark W. Sopp	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
* Deanna J. Hom	Vice President and Corporate Controller (Principal Accounting Officer)
* Michael B. Alexander	Director
Edward H. Bersoff, Ph.D.	Director
* Joseph F. Caliguiri	Director
Peter A. Cohen	Director

* Daniel J. Fink	Director
* Susan Golding	Director
* Robert M. Hanisee	Director
* Robert E. La Blanc	Director
* James Roth	Director
Joseph R. Wright, Jr.	Director

* Pursuant to Power of Attorney

By:	/s/ MARK W. SOPP Mark W. Sopp Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Exhibit
2.1	*	Agreement and Plan of Merger, dated as of January 6, 2002, by and among The Titan Corporation, T T III Acquisition Corp. and GlobalNet, Inc., as amended on January 29, 2002.
4.1
Rights Agreement, dated as of August 21, 1995, between The Titan Corporation and American Stock Transfer and Trust Company, which was Exhibit 1 to The Titan Corporation's Form 8-A12B/A filed August 25, 1995, is incorporated herein by this reference.
4.2
Letter Agreement, dated February 4, 1998, between The Titan Corporation and DBA Systems, Inc. regarding certain registration rights granted in connection with the acquisition of DBA, which was Exhibit 10.38 to The Titan Corporation's Registration Statement on Form S-4 (no. 333-45719), is incorporated herein by this reference.
5.1	*	Opinion of Hogan & Hartson L.L.P., counsel to the Registrant, regarding the validity of the common stock registered hereby.
23.1		Consent of KPMG LLP, independent auditors.
23.2		Consent of Ernst & Young LLP, independent auditors.
23.3	*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1	*	Power of Attorney.

* Previously Filed

QuickLinks

Explanatory Note
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROSPECTUS SUMMARY
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX